CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into this Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form F-3 (File No. 333- 291676 ) (the "Registration Statement") of HIVE Digital Technologies Ltd. (the "Company"), of our reports each dated June 2, 2026, on the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting which appear in the Company's Annual Report on Form 10-K for the year ended March 31, 2026. We also consent to the reference to us under the heading "Experts" in such Registration Statement and the prospectus and prospectus supplement included in such Registration Statement.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

June 16, 2026

DAVIDSON & COMPANY LLP	1200 - 609 Granville Street PO BOX 10372, Pacific Centre Vancouver, BC V7Y 1G6	604 687 0947 davidson-co.com